Exhibit 10.08

EQT Corporation

1999 DIRECTORS’ DEFERRED COMPENSATION PLAN

Amended and Restated as of December 3, 2014

ARTICLE I
PURPOSE AND BACKGROUND
This EQT Corporation 1999 Directors’ Deferred Compensation Plan, originally entitled the Equitable Resources, Inc. Directors’ Deferred Compensation Plan (the “Plan”) was created on May 26, 1999, to: (i) provide an opportunity for the members of the Board of Directors of EQT Corporation (the “Board”) to defer payment of all or a portion of the fees to which they were entitled as compensation for their services as members of the Board; (ii) provide for an award of Phantom Stock (as defined below) to certain members of the Board and for the deferral of stock units and phantom stock awarded pursuant to the 1999 Equitable Resources, Inc. Non‑Employee Directors’ Stock Incentive Plan (as amended, the “NEDSIP”); and (iii) allow participants to transfer to this Plan directors’ fees previously deferred under the 1980 Board of Directors’ Deferred Compensation Plan as in effect prior to May 26, 1999. The Plan originally was effective as of May 26, 1999, and superseded all prior deferred compensation and retirement plan arrangements established or maintained for the benefit of non-employee members of the Board. The Plan was amended and restated (i) as of May 16, 2000, to reflect a change in the benefits committee structure of the Company, (ii) as of December 6, 2000 to provide for increased flexibility in directing investment in available investment options, and to modify vesting of Phantom Stock, and (iii) as of May 15, 2003 to reflect the payment of deferred stock units to non‑employee directors in substitution for stock options. The Plan was frozen to new deferrals as of December 31, 2004 and was replaced by the EQT Corporation 2005 Directors’ Deferred Compensation Plan. The Plan is being amended and restated hereby solely to facilitate the administration of existing account balances under the Plan in a manner consistent with the EQT Corporation 2005 Directors’ Deferred Compensation Plan, as amended and restated through December 3, 2014. The modifications to the Plan after December 31, 2004 are intended not to constitute “material modifications” for purposes of Treas. Reg. Section 1.409A-6. To the extent any such modification would constitute a “material modification” for purposes of Treas. Reg. Section 1.409A-6, it shall be deemed null and void ab initio.
ARTICLE II
DEFINITIONS
When used in this Plan and initially capitalized, the following words and phrases shall have the meanings indicated:
2.1    “Account” means the total of a Participant’s Deferral Account, Phantom Stock Account and Transferred Amounts Account under the Plan.
2.2    “Beneficiary” means the person or persons designated or deemed to be designated by a person pursuant to Article VII of the Plan to receive benefits payable under the Plan in the event of the designating person’s death.
2.3    “Change in Control” means any of the following events:

(a)
The sale or other disposition by the Company of all or substantially all of its assets to a single purchaser or to a group of purchasers, other than to a corporation with respect to which, following such sale or disposition, more than eighty percent (80%) of, respectively, the then outstanding shares of Company common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of the Board is then owned beneficially, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Company common stock and the combined voting power of the then outstanding voting securities immediately prior to such sale or disposition in substantially the same proportion as their ownership of the outstanding Company common stock and voting power immediately prior to such sale or disposition;

(b)
The acquisition in one or more transactions by any person or group, directly or indirectly, of beneficial ownership of twenty percent (20%) or more of the outstanding shares of Company common stock or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of the Board; provided, however, that the following shall not constitute a Change in Control: (i) any acquisition by the Company or any of its subsidiaries, or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries and (ii) an acquisition by any person or group of persons of not more than forty percent (40%) of the outstanding shares of Company common stock or the combined voting power of the then outstanding voting securities of the Company if such acquisition resulted from the issuance of capital stock by the Company and the issuance and the acquiring person or group was approved in advance of such issuance by at least two-thirds of the Continuing Directors (as defined below) then in office;

(c)	The Company’s termination of its business and liquidation of its assets;

(d)
There is consummated a merger, consolidation, reorganization, share exchange or similar transaction involving the Company (including a triangular merger), in any case, unless immediately following such transaction: (i) all or substantially all of the persons who were the beneficial owners of the outstanding common stock and outstanding voting securities of the Company immediately prior to the transaction beneficially own, directly or indirectly, more than sixty percent (60%) of the outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such transaction (including a corporation or other person which as a result of such transaction owns the Company or all or substantially all of the Company’s assets through one or more subsidiaries (a “Parent Company”)) in substantially the same proportion as their ownership of the common stock and other voting securities of the Company immediately prior to the consummation of the transaction, (ii) no person (other than (A) the Company, any employee benefit plan sponsored or maintained by the Company or, if reference was made to equity ownership of any Parent Company for purposes of determining whether clause (i) above is satisfied in connection with the transaction, such Parent Company, or (B) any person or group that satisfied the requirements of subsection (b)(ii), above) beneficially owns, directly or indirectly, twenty percent (20%) or more of the outstanding shares of common stock or the combined voting power of the voting securities entitled to vote generally in the election of directors of the corporation resulting from such transaction and (iii) individuals who were members of the Board immediately prior to the consummation of the transaction constitute at least a majority of the members of the board of directors resulting from such transaction (or, if reference was made to equity ownership of any Parent Company for purposes of determining whether clause (i) above is satisfied in connection with the transaction, such Parent Company); or

(e)
The following individuals (sometimes referred to herein as “Continuing Directors”) cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the entire Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the effective date of the Plan or whose appointment, election or nomination for election was previously so approved.

2.4	“Code” means the Internal Revenue Code of 1986, as amended.
2.5        “Committee” means the Management Development and Compensation Committee of the Board.
2.6    “Company” means EQT Corporation and any successor thereto.
2.7    “Company Stock Fund” means the EQT Corporation Common Stock Fund investment option available to Participants in the Plan.
2.8    “Deferral Account” means the recordkeeping account established on the books and records of the Company to record a Participant’s deferral amounts under Section 5.1 of the Plan, plus or minus any investment gain or loss allocable thereto under Section 5.5 of the Plan.
2.9    “Directors’ Fees” means the fees that were paid by the Company to members of the Board as compensation for services performed by them as members of the Board.
2.10    “Enrollment Form” means the agreement to participate and related elections filed by a Participant pursuant to Section 5.1 of the Plan, in the form prescribed by the Committee, directing the Company to reduce the amount of Directors’ Fees otherwise currently payable to the Participant and credit such amount to the Participant’s Deferral Account hereunder.
2.11    “EQT 401(k) Plan” means the EQT Corporation Employee Savings Plan, as amended from time to time, or any successor thereto.
2.12    “Freeze Date” means December 31, 2004, the date upon which no further deferrals were permitted under the Plan (other than the accumulation of earnings or the deemed reinvestment of dividends on existing Accounts as provided in the Plan). All deferrals under the Plan as of December 31, 2004 were fully vested and nonforfeitable as of that date.
2.13    “Grandfathered Amounts” means amounts deferred under the Plan and fully vested as of December 31, 2004, including earnings and dividends accumulated thereafter on such deferred amounts that are exempt from Section 409A of the Code pursuant to Treas. Reg. Section
1.409A-6. It is intended that all amounts held in Accounts under the Plan qualify as Grandfathered Amounts.
2.14    “Hardship Withdrawal” shall have the meaning set forth in Section 6.4 of the Plan.
2.15    “In-Service Distribution” shall have the meaning set forth in Section 6.3 of the Plan.
2.16    “Investment Options” means the investment options available under the Plan into which a Participant may direct all or part of his or her Deferral Account and/or Transferred Amounts Account, as modified from time to time in accordance with Section 5.4 of the Plan.
2.17    “Investment Return Rate” means:

(a)
In the case of an Investment Option of a fixed income nature, the interest deemed to be credited as determined in accordance with the procedures applicable to the same investment option provided under the EQT 401(k) Plan;

(b)
In the case of an Investment Option of an equity investment nature (other than the Company Stock Fund), the increase or decrease in deemed value and any dividends deemed to be credited as determined in accordance with the procedures applicable to the same investment option provided under the EQT 401(k) Plan; or

(c)
In the case of the Company Stock Fund, the increase or decrease in the deemed value, and the reinvestment in the Company Stock Fund of any dividends deemed to be credited, as determined in accordance with the procedures applicable to investments in the 401(k) Stock Fund under the EQT 401(k) Plan.

2.18    “Irrevocable Trust” means a grantor trust that may be established prior to the occurrence of a Change in Control of the Company to assist the Company in fulfilling its obligations under this Plan but which shall be established by the Company in the event of a Change in Control of the Company. All amounts held in such Irrevocable Trust shall remain subject to the claims of the general creditors of the Company, and Participants in this Plan shall have no greater rights to any amounts held in any such Irrevocable Trust than any other unsecured general creditor of the Company.
2.19    “Participant” means any non-employee member of the Board who prior to the Freeze Date (i) received an award of Phantom Stock pursuant to Section 4.1 of the Plan or under the NEDSIP, (ii) elected to participate in the Plan for purposes of deferring his or her Directors’ Fees by filing an Enrollment Form with the Committee pursuant to Section 5.1 of the Plan, and/or (iii) elected to transfer amounts previously deferred under the Prior Plan to this Plan by filing a Transfer of Existing Account Credits, or other form supplied by and/or acceptable to the Committee, pursuant to Section 5.2 of the Plan. From and after a Participant’s death, the term “Participant” as used herein shall refer to any properly designated Beneficiary of such deceased Participant. From and after a Beneficiary’s death, the term “Participant” as used herein shall refer to any properly designated Beneficiary of such deceased Beneficiary.
2.20    “Phantom Stock” means those shares of the common stock or stock units of the Company that:

(i)	(A) were awarded to certain members of the Board in the amounts described in Exhibit A to the Plan, and (B) will be distributed to Participants satisfying all the conditions of this Plan; or

(ii)
(A) were awarded pursuant to the NEDSIP prior to the Freeze Date, and (B) will be distributed to Participants in the form elected by the Participant and at the time specified in the Phantom Stock Agreement referred to in Section 2.22(ii) of the Plan.

2.21    “Phantom Stock Account” means the recordkeeping account established on the books and records of the Company to record the number of shares of Phantom Stock allocated to a Participant under the Plan.
2.22    “Phantom Stock Agreement” means

(i)
the agreement filed by a Participant pursuant to Section 4.1(a) of the Plan in the form prescribed by the Committee directing the Company to convert the Participant’s benefit under the Equitable Resources, Inc. Directors’ Defined Benefit Plan (as amended, the “Defined Benefit Plan”) into Phantom Stock under this Plan and relinquishing all rights to any benefits under such Defined Benefit Plan, and

(ii)	any agreement and/or terms of award of Phantom Stock under the NEDSIP pursuant to which Phantom Stock was deferred prior to the Freeze Date.
2.23    “Plan” means this EQT Corporation 1999 Directors’ Deferred Compensation Plan, as amended from time to time.
2.24    “Plan Year” means the twelve‑month period commencing each January 1 and ending on December 31.
2.25    “Prior Plan” means the 1980 Board of Director’s Deferred Compensation Plan as in effect prior to May 26, 1999, under which members of the Board were permitted to defer payment of all or a portion of the fees to which they were entitled as compensation for their services as members of the Board.
2.26    “Transferred Amounts” means those amounts deferred under the Prior Plan which were transferred to this Plan by filing a Transfer of Existing Account Credits, or other form supplied by and/or acceptable to the Committee, pursuant to Section 5.2 of the Plan.
2.27    “Transferred Amounts Account” means the recordkeeping account established on behalf of a Participant to account for Transferred Amounts.
2.28    “Transfer of Existing Account Credits” means the form filed with the Committee by a Participant directing the Committee to transfer amounts previously deferred under the Prior Plan to this Plan.
2.29    “Valuation Date” means the last day of each calendar quarter and any other date determined by the Committee or specified herein.
2.30    “401(k) Stock Fund” means the EQT Corporation Common Stock Fund investment option available to participants in the EQT 401(k) Plan.
ARTICLE III
ELIGIBILITY AND PARTICIPATION
3.1    Eligibility for Phantom Stock Account.
Eligibility to participate in the Plan for purposes of the Phantom Stock Account under Article IV of the Plan was limited to those non-employee members of the Board who (i) were designated by the Committee and listed on Exhibit A to the Plan or (ii)  received Phantom Stock pursuant to the terms of the NEDSIP prior to the Freeze Date.
3.2    Eligibility for Deferral Account.
Eligibility to participate in the Plan for purposes of deferring Directors’ Fees under Section 5.1 of the Plan prior to the Freeze Date was limited to non‑employee members of the Board.
3.3    Eligibility for Transferred Amounts Account.
Eligibility to elect to transfer Transferred Amounts to this Plan was limited to those non-employee members of the Board who were participants in the Prior Plan and who had accounts in the Prior Plan as of May 25, 1999, representing fees for their prior service as members of the Board which were previously deferred pursuant to the terms of the Prior Plan.
ARTICLE IV
PHANTOM STOCK ACCOUNT
4.1    Phantom Stock Award.

(a)
As of May 26, 1999, the Phantom Stock Account of a Participant eligible for an award of Phantom Stock pursuant to Section 3.1(i) of the Plan was credited with an award of Phantom Stock in the number of shares specified in Exhibit A to the Plan. The Company shall contribute shares of Company common stock to the Irrevocable Trust in an amount equal to the aggregate number of shares of Phantom Stock credited to all Phantom Stock Accounts under the Plan from such awards. Any such contributions to an Irrevocable Trust and related investments shall be solely to assist the Company in satisfying its obligations under this Plan, and no Participant shall have any right, title or interest whatsoever in any such contributions or investments.

(b)
As of the date of any Phantom Stock award pursuant to the terms of the NEDSIP prior to the Freeze Date, the Phantom Stock Account of a Participant receiving such award was credited with the number of Phantom Stock units as specified in such award. Separate subaccounts shall be maintained to accommodate different forms and media of payment applicable to specific Phantom Stock Agreements. Except as provided in Section 10.1 of the Plan, the Company shall not be required to contribute any shares or other property to an Irrevocable Trust for such awards.

4.2    Valuation of Phantom Stock Account; Deemed Reinvestment of Dividends.
As of each Valuation Date, the value of a Participant’s Phantom Stock Account shall equal the value of the number of shares of Phantom Stock credited to such account as of such date.
Any dividends paid on Company common stock shall be deemed to have been reinvested in additional shares of Phantom Stock under the Plan, as follows. Dividends paid in the form of Company common stock shall be deemed to have been reinvested into shares of Phantom Stock on a one-for-one basis (including fractional shares). Dividends paid in cash or other property shall be deemed to have been reinvested into that number of shares of Phantom Stock determined by (i) multiplying (a) the number of shares of Phantom Stock in the Participant’s Phantom Stock Account on the dividend record date, by (b) the amount or value of the dividends paid per share of Company common stock, and (ii) dividing the resulting aggregate amount by the value of one share of Company common stock on the dividend payment date.
For purposes of determining the value of the Phantom Stock credited to a Participant’s Phantom Stock Account as of any time of reference, each share of Phantom Stock shall be equivalent in value to one share of Company common stock. For purposes of this Plan, the value of Company common stock may be based on either (i) an actual intra-day trading price of Company common stock on any date of reference or (ii) the closing price of Company common stock on or within one business day preceding or following the date of reference. Notwithstanding anything in this Plan to the contrary, the Company may adopt alternate procedures for determining the value of Phantom Stock in the event Company common stock ceases to be traded on the New York Stock Exchange or to reflect the occurrence of a Conversion Event described in Section 4.3 of the Plan.
4.3     Adjustment and Substitution of Phantom Stock.
In the event of: (a) a stock split (or reverse stock split) with respect to Company common stock; (b) the conversion of Company common stock into another form of security or debt instrument of the Company; (c) the reorganization, merger or consolidation of the Company into or with another person or entity; or (d) any other action that would alter the number of, and/or rights with respect to, outstanding shares of Company common stock (each, a “Conversion Event”), then the shares of Phantom Stock then allocated to a Participant’s Phantom Stock Account shall be automatically adjusted or converted, as the case may be, to reflect as closely as possible the effect of such Conversion Event on the Company common stock. On and after any such Conversion Event, this Plan shall be applied, mutatis mutandis, as if the Participant’s Phantom Stock Account was composed of the cash, securities, notes or other instruments into which the shares of Company common stock were converted. Following the occurrence of a Conversion Event, the Board is authorized to amend the Plan as it, in its sole discretion, determines to be necessary or appropriate to address any administrative or operational details presented by the Conversion Event that are not addressed in the Plan.
4.4    Shareholder Rights.
Except as specifically provided herein, an award of Phantom Stock under the Plan shall not entitle a Participant to voting rights or any other rights of a shareholder of the Company.
4.5     Statement of Phantom Stock Account.
As soon as administratively feasible following the last day of each calendar quarter, the Committee shall provide to each Participant a statement of the value of his or her Phantom Stock Account as of the most recent Valuation Date.
ARTICLE V
DEFERRAL ACCOUNT; TRANSFERRED AMOUNTS ACCOUNT
5.1    Deferral of Directors’ Fees.
Prior to the Freeze Date, any non-employee member of the Board could elect to defer a specified percentage of his or her Directors’ Fees under the Plan by submitting to the Committee a written Enrollment Form. Such election became effective with respect to Directors’ Fees paid for services performed by such Participant beginning the first day following the receipt by the Committee of the Participant’s Enrollment Form and remained in effect until the earlier of (i) withdrawal by the Participant by written notice to the Committee in accordance with rules established by the Committee or (ii) the Freeze Date.
5.2    Option to Establish a Transferred Amounts Account.
Any non-employee member of the Board could elect to have amounts previously deferred under the Prior Plan transferred to this Plan by filing with the Committee a Transfer of Existing Account Credits, or other form supplied by and/or acceptable to the Committee. Any such election was required to represent the transfer to this Plan of the eligible non-employee Board member’s entire account under the Prior Plan. Upon receipt of any such election, the Committee caused a Transferred Amounts Account to be established for the Participant under this Plan documenting the amount initially transferred. Except to the extent necessary to comply with any applicable law or regulation, in the event that a Participant electing to transfer Transferred Amounts from the Prior Plan previously elected to defer Director’s Fees under the Plan by filing with the Committee a written Enrollment Form, a separate Transferred Amounts Account was not maintained after the initial transfer to the Plan and all Transferred Amounts were commingled with and invested and reinvested in the same manner as a Participant’s Deferral Account hereunder.
5.3    Investment Direction.
A Participant could direct that amounts originally deferred pursuant to his or her Enrollment Form prior to the Freeze Date (and/or, as the context so requires, amounts deferred under the Prior Plan which were transferred to this Plan in accordance with an election made pursuant to Section 5.2) be deemed to be invested in one or more of the Investment Options (a “New Money Election”) and credited with shares or units in each such Investment Option in the same manner as equivalent contributions would be invested under the same investment options available under the EQT 401(k) Plan. Except as otherwise provided below, a Participant may direct that amounts previously credited to his or her Deferral Account and/or Transferred Amounts Account be transferred between and among the then available Investment Options (a “Reallocation Election”). Reallocation Elections may not direct that amounts previously credited to a Participant’s Company Stock Fund be transferred out of such Fund and into another Investment Option. Reallocation Elections from other Investment Options into the Company Stock Fund are permitted.
Except as otherwise provided with respect to the Company common stock, regardless of whether the investment direction is a New Money Election or a Reallocation Election, a Participant’s Deferral Account and/or Transferred Amounts Account shall only be deemed to be invested in Investment Options for purposes of crediting investment gain or loss under Section 5.5 of the Plan, and the Company shall not be required to actually invest, on behalf of any Participant, in any Investment Option. The Company may, but shall not be required to, make contributions to an Irrevocable Trust in an amount equal to the amounts deferred by Participants and actually invest such contributions in the Investment Options elected by a particular Participant; provided, however, that the Company shall contribute shares of Company common stock to the Irrevocable Trust in an amount equal to the aggregate number of shares of Company common stock represented by the Participant investment directions to the Company Stock Fund. Any such contributions by the Company to an Irrevocable Trust and related investments shall be solely to assist the Company in satisfying its obligations under this Plan, and no Participant shall have any right, title or interest whatsoever in any such contributions or investments.
Participant investment elections with respect to Deferral Accounts and/or Transferred Amounts Accounts shall be made by written notice to the Committee in accordance with procedures established by the Committee; provided, however, that investment directions to an Investment Option must be in multiples of whole percentage points (1%). Any such investment election shall be effective no later than three business days following the date on which the written notice is received and shall remain in effect until changed by the Participant. In the event that a Participant fails to direct the investment of his or her account, the Committee shall direct such Participant’s Deferral Account and/or Transferred Amounts Account to an Investment Option that corresponds with the investment option under the EQT 401(k) Plan that is then designated by the Company’s Benefits Investment Committee (the “BIC”) as the default investment option under the EQT 401(k) Plan.
5.4    Investment Options and Changes to Investment Options.
Except as otherwise determined in the sole discretion of the BIC, the Investment Options under the Plan shall be the same investment options available under the 401(k) Plan from time to time. Any change to any investment options available under the 401(k) Plan as determined in the sole discretion of the BIC shall, unless otherwise determined by the BIC, be a change to the Investment Options available under the Plan. No such action shall require an amendment to the Plan. Prior to the change or elimination of any Investment Option under the Plan, the Committee shall provide written notice to each Participant with respect to whom a Deferral Account and/or Transferred Amounts Account is maintained under the Plan, and any Participant who has directed any part of his or her Deferral Account and/or Transferred Amounts Account to such Investment Option shall be permitted to redirect such portion of his or her Deferral Account and/or Transferred Amounts Account to another Investment Option offered under the Plan, except that Reallocation Elections may not direct that amounts invested in the Company Stock Fund be transferred out of such Fund and into another Investment Option.
5.5    Crediting of Investment Return.
Each Participant’s Deferral Account and/or Transferred Amounts Account shall be credited with deemed investment gain or loss at the Investment Return Rate as of each Valuation Date, based on the average daily balance of the Participant’s Deferral Account and/or Transferred Amounts Account since the immediately preceding Valuation Date, but after such Deferral Account and/or Transferred Amounts Account has been adjusted for any contributions or distributions to be credited or deducted for such period. Until a Participant or his or her Beneficiary receives his or her entire Deferral Account and/or Transferred Amounts Account, the unpaid balance thereof shall be credited with investment gain or loss at the Investment Return Rate, as provided in this Section 5.5.
5.6    Valuation of Deferral Account.
As of each Valuation Date, a Participant’s Deferral Account and/or Transferred Amounts Account shall equal (i) the balance of the Participant’s Deferral Account and/or Transferred Amounts Account as of the immediately preceding Valuation Date, plus (ii) the Participant’s deferred Directors’ Fees since the immediately preceding Valuation Date (of which there shall be none after the Freeze Date), plus or minus (iii) investment gain or loss credited as of such Valuation Date pursuant to Section 5.5 of the Plan, and minus (iv) the aggregate amount of distributions, if any, made from such Deferral Account and/or Transferred Amounts Account since the immediately preceding Valuation Date. For purposes of valuing a Participant’s Deferral Account and/or Transferred Amounts Account upon the termination of the Participant’s membership on the Board, the Valuation Date shall be the business day coinciding with or immediately preceding the date of the termination of the Participant’s Board membership.
5.7    Statement of Deferral Account and/or Transferred Amounts Account.
As soon as administratively feasible following the last day of each calendar quarter, the Committee shall provide to each Participant a statement of the value of his or her Deferral Account and/or Transferred Amounts Account as of the most recent Valuation Date.
ARTICLE VI
PAYMENT OF BENEFITS
6.1     Payment of Phantom Stock Account.

(a)
As soon as administratively feasible (but not later than thirty (30) days) following a Participant’s termination of membership on the Board for any reason, and in accordance with the election provided in Section 6.5 of the Plan, the Company shall pay, or commence payment, to the Participant or, in the event of the Participant’s death, to his or her Beneficiary, an amount in cash equal to the value of the Participant’s Phantom Stock Account then payable based on awards credited to the Participant’s Phantom Stock Account pursuant to Section 4.1(a) of the Plan, as determined in accordance with Article IV of the Plan, less any income tax withholding required under applicable law. For purposes of this Plan, the term “termination of membership,” when used in the context of a condition to, or timing of, payment hereunder shall be interpreted to mean a “separation from service” as that term is used in Section 409A of the Code.

(b)
As soon as administratively feasible (but not later than thirty (30) days) following the date provided for payment pursuant to the terms of a Phantom Stock Agreement described in Section 2.22(ii) of the Plan, and in accordance with the election provided in Section 6.5 of the Plan, the Company shall pay, or commence payment, to the Participant or, in the event of the Participant’s death, to his or her Beneficiary, either an amount in cash equal to the value of the Participant’s Phantom Stock Account then payable, or the number of shares of Company common stock then payable, whichever form is elected by the Participant, based on awards credited to the Participant’s Phantom Stock Account pursuant to Section 4.1(b) of the Plan, as determined in accordance with Article IV of the Plan, less any income tax withholding required under applicable law.

6.2    Payment of Deferral and/or Transferred Amounts Account.
As soon as administratively feasible (but not later than thirty (30) days) following a Participant’s termination of membership on the Board and in accordance with the election provided in Section 6.5 of the Plan, and without regard to whether the Participant is entitled to payment of his or her Phantom Stock Account, the Company shall pay, or commence payment to, the Participant or, in the event of the Participant’s death, to his or her Beneficiary, an amount equal to the value of the Participant’s Deferral Account and/or Transferred Amounts Account, as determined in accordance with Article V of the Plan, less any income tax withholding required under applicable law. Except as otherwise provided in the following sentence, such payment shall be made in cash in the form elected by the Participant pursuant to Section 6.5 of the Plan. To the extent the Participant had directed that any portion of his or her Deferral Account and/or Transferred Amounts Account be invested in the Company Stock Fund, the Company shall distribute such portion in such number of shares of Company common stock as would be represented by an equal amount invested in the 401(k) Stock Fund under the EQT 401(k) Plan.
6.3    In‑Service Distribution of Deferral Account and/or Transferred Amounts Account.
A Participant was permitted to make an irrevocable election to receive a distribution of all or a specified dollar amount of his or her Deferral Account and/or Transferred Amounts Account on a date certain in the future prior to the termination of his or her membership on the Board (an “In‑Service Distribution”); provided that such In-Service Distribution was subject to any income tax withholding required under applicable law. Such election was required to be made in writing at the time the Participant first elected to participate in this Plan by filing an Enrollment Form with the Committee.
For purposes of reducing a Participant’s Deferral Account and/or Transferred Amounts Account and adjusting the balances in the various Investment Options in which such reduced Deferral Account and/or Transferred Amounts Account were deemed to be invested to reflect such In-Service Distribution, amounts represented by such In-Service Distribution were deemed to have been withdrawn first, on a pro rata basis, from that portion of his or her Deferral Account and/or Transferred Amounts Account deemed to be invested in Investment Options other than the Company Stock Fund (the “Non Stock Investments”) and, second, to the extent the In-Service Distribution was not fully satisfied by a deemed withdrawal of the Non Stock Investments, from the portion deemed to be invested in the Company Stock Fund.
Any such In-Service Distribution was required to be made in one lump sum cash payment. Notwithstanding the preceding sentence, to the extent the Participant had directed that any portion of his or her Deferral Account and/or Transferred Amounts Account be invested in the Company Stock Fund, the Company was required to distribute such portion in such number of shares of Company common stock as would have been represented by an equal amount invested in the 401(k) Stock Fund.
6.4    Hardship Withdrawal from Deferral Account and/or Transferred Amounts Account.
In the event that the Committee, in its sole discretion, determines upon the written request of a Participant in accordance with procedures established from time to time by the Committee, that the Participant has suffered an unforeseeable emergency, the Company may pay to the Participant in a lump sum, as soon as administratively feasible following such determination, an amount necessary to meet the emergency, but not exceeding the aggregate balance of such Participant’s Deferral Account and/or Transferred Amounts Account as of the date of such payment (a “Hardship Withdrawal”). Any such Hardship Withdrawal shall be subject to any income tax withholding required under applicable law. The Participant shall provide to the Committee such evidence as the Committee may require to demonstrate that such emergency exists and financial hardship would occur if the withdrawal were not permitted.
For purposes of this Section 6.4, an “unforeseeable emergency” shall mean a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary or the Participant’s dependent (as defined in Section 152 of the Code, without regard to Section 152(b)(1), (b)(2) and (d)(1)(B)), loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, or as otherwise defined in Section 409A of the Code from time to time. The amount of a Hardship Withdrawal may not exceed the amount the Committee reasonably determines to be necessary to meet such emergency needs (including taxes incurred by reason of a taxable distribution) after taking into account the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by the cessation of future deferrals under the Plan.
The form of payment of the Hardship Withdrawal, the amount of the Participant’s Deferral Account and/or Transferred Amounts Account otherwise payable, and the amounts deemed credited to the Investment Options under the Plan shall be paid, reduced and adjusted to reflect the payment of the Hardship Withdrawal in the same manner described in Section 6.3 of the Plan applicable to In-Service Distributions.
6.5    Form of Payment.
(a)    In General. A Participant may elect to receive that portion of his or her Account payable hereunder in one of the following forms:
(i)    Annual payments of a fixed amount which shall amortize the value of the Account over a period of five, ten or fifteen years (together, in the case of each annual payment, with interest and dividends credited thereto after the payment commencement date pursuant to Sections 4.2 and 5.5 of the Plan); or
(ii)    A lump sum.
Such an election in the case of Grandfathered Amounts must be made in writing, in accordance with procedures established by the Committee, no later than the date that is one (1) year and one (1) day prior to the date of the Participant’s termination as a member of the Board. Such an election in the case of non-Grandfathered Amounts, if any, must be made in writing, in accordance with procedures established by the Committee, at the time of filing the Enrollment Form with respect to the Plan Year. In the event a Participant fails to make a distribution election within the time period prescribed, his or her Account shall be distributed in the form of a lump sum.
Payment of the Account shall be made or commenced at the time specified in Sections 6.1 and 6.2 of the Plan, as applicable, upon the Participant’s separation from service.
(b)    Distribution of Company Common Stock. In the event the Company is required to distribute some or all of a Participant’s Account in shares of Company common stock in accordance with Sections 6.1 and/or 6.2 of the Plan, such shares shall be distributed in the same manner as the Participant elected in subsection (a). To the extent the Participant elected an installment form of payment, the number of shares of Company common stock to be distributed in each installment shall be determined by multiplying (i) the aggregate number of shares of Company common stock deemed to be credited to the Participant’s Account as of the installment payment date by (ii) a fraction, the numerator of which is one and the denominator of which is the number of unpaid installments, and by rounding the resulting number down to the next whole number.
6.6    Payments to Beneficiaries.
In the event of a Participant’s death prior to the Participant’s termination of membership on the Board, the Participant’s Beneficiary shall receive payment of the Participant’s Phantom Stock Account (if any), Deferral Account and/or Transferred Amounts Account as soon as administratively feasible (but not more than sixty (60) days) following the Participant’s death in the form elected by the Participant pursuant to Section 6.5 of the Plan, less any income tax withholding required under applicable law. If no such election was made by the Participant, the Participant’s Beneficiary shall receive payment of the Participant’s Account in the form of a lump sum. In the event of the Participant’s death after commencement of installment payments under the Plan, but prior to receipt of his or her entire Account (including, by way of clarification, the Participant’s Phantom Stock Account, if any), the Participant’s Beneficiary shall receive the remaining installment payments at such times as such installments would have been paid to the Participant until the Participant’s entire Account is paid.
6.7    Limited Account Size; Lump Sum Payment.
In the event that the value of a Participant’s Account is not greater than the lesser of (i) $5,000 or (ii) the applicable dollar limit under Section 402(g)(1)(B) of the Code, as of the Valuation Date immediately preceding the commencement of payment to the Participant under the Plan, or the balance of the Participant’s Account payable to any Beneficiary is not greater than the lesser of (i) $5,000 or (ii) the applicable dollar limit under Section 402(g)(1)(B) of the Code, as of the Valuation Date immediately preceding the commencement of payment to the Participant’s Beneficiary under the Plan, the Committee may inform the Company and the Company, in its discretion, may choose to pay the benefit in the form of a lump sum, notwithstanding any provision of the Plan or an election of a Participant under Section 6.5 of the Plan to the contrary; provided that the payment results in a termination and liquidation of the entirety of the Participant’s interest under the Plan, including all agreements, methods, programs or other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan under Treas. Reg. §1.409A-1(c)(2) and the requirements of Treas. Reg. §1.409A-3(j)(4)(v), or any successor regulation, are also satisfied with respect to such payment.
ARTICLE VII
BENEFICIARY DESIGNATION
Each Participant shall have the sole right, at any time, to designate any person or persons as his or her Beneficiary to whom payment may be made of any amounts which may become payable in the event of his or her death prior to the complete distribution to the Participant of his or her Account. Any Beneficiary designation shall be made in writing in accordance with procedures established by the Committee. A Participant’s most recent Beneficiary designation shall supersede all prior Beneficiary designations. In the event a Participant does not designate a Beneficiary under the Plan, any payments due under the Plan shall be made first to the Participant’s spouse; if no spouse, then in equal amounts to the Participant’s living children; if no living children, then to the Participant’s estate.
ARTICLE VIII
ADMINISTRATION
8.1    Committee.
The Committee shall have sole discretion to: (i) designate non-employee directors eligible to participate in the Plan; (ii) interpret the provisions of the Plan; (iii) supervise the administration and operation of the Plan; and (iv) adopt rules and procedures governing the Plan.
8.2    Delegation.
The Committee may delegate its administrative duties under the Plan to one or more delegates, who may or may not be employees of the Company.
8.3    Binding Effect of Decisions.
Any decision or action of the Committee with respect to any question arising out of or in connection with the eligibility, participation, administration, interpretation and application of the Plan shall be final and binding upon all persons having any interest in the Plan.
8.4    Indemnification of Committees.
The Company shall indemnify and hold harmless the members of the Committee and the BIC and their duly appointed delegates under Section 8.2 of the Plan against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to the Plan, except in the case of gross negligence or willful misconduct by any such member or agent of the Committee or the BIC.
ARTICLE IX
AMENDMENT AND TERMINATION OF PLAN
9.1    Amendment.
The Company (or its delegate) may at any time, or from time to time, modify or amend any or all of the provisions of the Plan. Where the action is to be taken by the Company, it shall be accomplished by written action of the Board at a meeting duly called at which a quorum is present and acting throughout. Where the action is to be taken by a delegate of the Company, it shall be accomplished pursuant to any procedures established in the instrument delegating the authority. Regardless of whether the action is taken by the Company or its delegate, no such modification or amendment shall have the effect of reducing the value of any Participant’s Account under the Plan as it existed as of the day before the effective date of such modification or amendment, without such Participant’s prior written consent. Written notice of any modification or amendment to the Plan shall be provided to each Participant whose rights and privileges under the Plan are affected.
9.2    Termination.
The Company, in its sole discretion, may terminate this Plan at any time and for any reason whatsoever by written action of the Board at a meeting duly called at which a quorum is present and acting throughout; provided that such termination shall not have the effect of reducing the value of any Participant’s Account under the Plan as it existed on the day before the effective date of the termination of the Plan without such Participant’s prior written consent. Notwithstanding any Participant election to the contrary, the Grandfathered Amount in the Account of each Participant under the Plan shall be paid as soon as administratively feasible following the termination of the Plan. Any termination of the Plan shall not affect the time and form of payment of any amount deferred under the Plan, if any, that does not qualify as a Grandfathered Amount; provided, however, that the Company reserves the right to accelerate payment of such non-Grandfathered Amounts in accordance with Treas. Reg.
§1.409A-3(j)(4)(ix), or any successor regulation. The Valuation Date for purposes of determining the value of Participants’ Accounts upon termination of the Plan shall be the date prior to the date of the termination of the Plan.
ARTICLE X
MISCELLANEOUS
10.1    Funding.
The Company’s obligation to pay benefits under the Plan shall be merely an unfunded and unsecured promise of the Company to pay money in the future. Except as otherwise provided in Sections 4.1(a) and 5.3, prior to the occurrence of a Change in Control, the Company, in its sole discretion, may make contributions to an Irrevocable Trust to assist the Company in satisfying all or any portion of its obligations under the Plan. Regardless of whether the Company contributes to an Irrevocable Trust, Participants, their Beneficiaries, and their respective heirs, successors and assigns, shall have no secured interest or right, title or claim in any property or assets of the Company.
Notwithstanding the foregoing, upon the occurrence of a Change in Control, the Company shall make a contribution to an Irrevocable Trust in an amount which, when added to the then value of any amounts previously contributed to an Irrevocable Trust to assist the Company in satisfying all or any portion of its obligations under the Plan, shall be sufficient to bring the total value of assets held in the Irrevocable Trust to an amount not less than the total value of all Participants’ Accounts under the Plan as of the Valuation Date immediately preceding the Change in Control; provided that any such funds contributed to an Irrevocable Trust pursuant to this Section 10.1 shall remain subject to the claims of the Company’s general creditors and provided, further, that such contribution shall reflect any Conversion Event described in Section 4.3 of the Plan. Upon the occurrence of the Change in Control of the Company, any adjustments required by Section 4.3 of the Plan shall be made, and the Company shall provide to the trustee of the Irrevocable Trust all Plan records and other information necessary for the trustee to make payments to Participants under the Plan in accordance with the terms of the Plan.
10.2    Nonassignability.
No right or interest of a Participant or Beneficiary under the Plan may be assigned, transferred, or subjected to alienation, anticipation, sale, pledge, encumbrance or other legal process or in any manner be liable for or subject to the debts or liabilities of any such Participant or Beneficiary, or any other person.
10.3    Legal Fees and Expenses.
It is the intent of the Company that no Participant be required to incur the expenses associated with the enforcement of his or her rights under this Plan by litigation or other legal action because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Participant hereunder. Accordingly, if after a Change in Control it should appear that the Company has failed to comply with any of its obligations under this Plan, or in the event that the Company or any other person takes any action to declare this Plan void or unenforceable, or institutes any litigation designed to deny, or to recover from, the Participant the benefits intended to be provided to such Participant hereunder, the Company irrevocably authorizes such Participant to retain counsel of his or her choice, at the expense of the Company as hereafter provided, to represent such Participant in connection with the initiation or defense of any litigation or other legal action, whether by or against the Company or any director, officer, stockholder or other person affiliated with the Company in any jurisdiction. The Company shall pay and be solely responsible for any and all attorneys’ and related fees and expenses incurred by such Participant from the date of such Change of Control through the Participant’s death as a result of the Company’s failure to perform under this Plan or any provision hereof; or as a result of the Company or any person contesting the validity or enforceability of this Plan or any provision hereof. All expenses shall be reimbursed to such Participant upon delivery of the relevant expense statements to the Company duly certified by such Participant. The expense reimbursements provided in this Section 10.3 shall be payable on a monthly basis following submission of expense statements for the prior month. Notwithstanding the foregoing sentence, to the extent reimbursed, all reimbursement payments with respect to expenses incurred within a particular year shall be made no later than the end of the Participant's taxable year following the taxable year in which the expense was incurred. The amount of reimbursable expenses incurred in one taxable year of the Participant shall not affect the amount of reimbursable expenses in a different taxable year, and such reimbursement shall not be subject to liquidation or exchange for another benefit.
10.4    No Acceleration of Benefits.
Notwithstanding anything to the contrary herein, there shall be no acceleration of the time or schedule of any payments under the 2005 Plan, except as may be provided in regulations under Section 409A of the Code.
10.5    Captions.
The captions contained herein are for convenience only and shall not control or affect the meaning or construction hereof.
10.6    Governing Law.
The provisions of the Plan shall be construed and interpreted according to the laws of the Commonwealth of Pennsylvania.
10.7    Successors.
The provisions of the Plan shall bind and inure to the benefit of the Company, its affiliates, and their respective successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise, acquire all or substantially all of the business and assets of the Company or a participating affiliate and successors of any such corporation or other business entity.
10.8    No Right to Continued Service.
Nothing contained herein shall be construed to confer upon any Participant the right to continue to serve as a member of the Board or in any other capacity.

EXHIBIT A
Phantom Stock Awards
(May 26, 1999)

Director	Phantom Stock Shares
E. Lawrence Keyes, Jr.	6,108.73
Thomas A. McConomy	4,937.89
Malcolm M. Prine	6,108.73
Paul Christiano, Ph.D.	1,883.53
Donald I. Moritz	6,108.73
J. Michael Talbert	2,494.40
James E. Rohr	1,883.53
Phyllis A. Domm, Ed.D	1,883.53
David S. Shapira	6,108.73
Guy W. Nichols	1,221.75

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